Exhibit 10(v)

EMPLOYMENT AGREEMENT

This Agreement is effective on a date to be determined (the “Effective Date”) and is between Forrest Burke (“Executive”) and United HealthCare Services, Inc. (“UnitedHealth Group”). This Agreement’s purposes are to set forth certain terms of Executive’s employment by UnitedHealth Group or one of its affiliates and to protect UnitedHealth Group’s knowledge, expertise, customer relationships, and confidential information. Unless the context otherwise requires, “UnitedHealth Group” includes all its affiliated entities.

1.	Employment and Duties.

A.	Employment. UnitedHealth Group hereby employs Executive, and Executive accepts employment, under this Agreement’s terms. Except as superseded by this Agreement, Executive is subject to all of UnitedHealth Group’s employment policies and procedures.

B.	Duties. Executive will initially hold the executive level position of General Counsel in UnitedHealth Group’s Uniprise business segment. Executive will perform this position’s duties and any other executive level responsibilities reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and ensure that the employees within that area of responsibility act, in compliance with applicable law and UnitedHealth Group’s Principles of Integrity and Compliance.

2.	Compensation and Benefits.

A.	Base Salary. Executive’s annual base salary will be $350,000, less applicable withholdings and deductions, payable according to UnitedHealth Group’s regular payroll schedule. Periodic adjustments to Executive’s base salary may be made in UnitedHealth Group’s sole discretion.

B.	Incentive Compensation. Executive will be eligible to participate in UnitedHealth Group’s incentive compensation plans in UnitedHealth Group’s sole discretion and in accordance with the plans’ terms and conditions. Executive’s target bonus potential will be 40% of annual base salary, subject to periodic adjustments in UnitedHealth Group’s sole discretion.

C.	Stock Option. Executive has been or will be granted a nonqualified option to purchase 45,000 shares of UnitedHealth Group Incorporated common stock. 25% of the option will vest and become exercisable on each of the grant date’s first through fourth anniversaries. The applicable stock option certificate and plan contain the specific terms governing the option.

D.	Sign-on Bonus: Executive will receive a sign-on bonus of $175,000, payable after the completion of 30 days from Executive’s official start date in accordance with the next scheduled payroll cycle, subject to applicable taxes and withholdings. In order to be eligible to receive the sign-on bonus, Executive must read, sign and bring on Executive’s first day of work the “Agreement to Repay” Sign-On Bonus form.

D.	Employee Benefits. Executive will be eligible to participate in UnitedHealth Group’s employee welfare and retirement benefit plans in accordance with the terms of the plans, and will be eligible for Paid Time Off (or, if Executive is employed in California, for vacation and sick leave) in accordance with UnitedHealth Group’s policies. However, UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion.

3.	Term and Termination.

A.	Term. This Agreement’s term is from the Effective Date until it is terminated under Section 3.B.

B.	Termination.

i.	By UnitedHealth Group without Cause. UnitedHealth Group may terminate this Agreement and Executive’s employment for any reason with 30 days’ prior written notice.

ii.	By UnitedHealth Group with Cause. UnitedHealth Group may terminate this Agreement and Executive’s employment without prior notice if UnitedHealth Group determines in its sole discretion that Cause exists. “Cause” means Executive’s (a) failure to follow UnitedHealth Group’s reasonable direction, or to perform any duties reasonably required on material matters, (b) violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group’s Principles of Integrity and Compliance, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement, (f) conduct that is materially detrimental to UnitedHealth Group’s interests, or (g) disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation, after Executive has exhausted any leave available to Executive under applicable law or UnitedHealth Group policy.

iii.	By Executive. Executive may terminate this Agreement and Executive’s employment with 30 days’ prior written notice.

iv.	By Executive’s Death. This Agreement and Executive’s employment will terminate automatically if Executive dies. The termination date will be the date of Executive’s death.

4.	Severance Benefits.

A.	Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if this Agreement and Executive’s employment are terminated under the circumstances in Section 4.B or Section 4.C. The Severance Benefits in this Agreement are in lieu of any payments or benefits to which Executive otherwise might be entitled under any UnitedHealth Group severance plan or program.

B.	Severance Benefits for Termination without Cause. Executive will be entitled to the following Severance Benefits if UnitedHealth Group terminates this Agreement and Executive’s employment without Cause:

1.	For 12 months following employment termination (the “Severance Period”), biweekly payments equal to 1/26 of the sum of (1) Executive’s annualized base salary as of Executive’s termination date, and (2) one-half of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding stock option grants and any special or one-time bonus or incentive compensation payments), or if Executive has been eligible for such bonus or incentive compensation payments for less than two calendar years, the last such payment paid or payable to Executive. Such payments will be less applicable withholdings and deductions. UnitedHealth Group may elect to pay the severance compensation in this Section in a lump sum rather than biweekly during the Severance Period.

2.	If Executive is enrolled in group health, dental and life insurance coverage on Executive’s termination date, a one-time payment equal to the portion of the premiums that UnitedHealth Group subsidizes for employee-only coverage for each of these benefits that Executive is enrolled in. The payment will (a) cover the Severance Period, (b) be determined as of the date of Executive’s termination, and (c) be less tax withholding.

3.	Outplacement services through an outplacement firm selected by, and in an amount determined by, UnitedHealth Group.

C.	Severance Benefits for Termination following Change in Control. Executive will be entitled to the following Severance Benefits if a Change in Control occurs, and either of the following occurs within two years after the Change in Control: (a) UnitedHealth Group terminates this Agreement and Executive’s employment without Cause, or (b) a Change in Employment occurs and Executive elects to treat such Change in Employment as an employment termination.

1.	For 12 months following employment termination (the “Severance Period”) Executive will receive biweekly payments equal to 1/26 of the sum of (1) Executive’s highest annualized base salary during the 2 year period immediately preceding termination and (2) the greater of (i) all bonuses that would have been payable to Executive under any incentive compensation plans in which Executive participates at the time of termination at Executive’s target level in effect at the time of termination, or (ii) one-half of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding stock option grants and special or one-time bonus or incentive compensation payments), or if Executive has been eligible for such bonus or incentive compensation payments for less than two calendar years, the last such payment paid or payable to Executive. Such payments will be less applicable withholdings and deductions. UnitedHealth Group may elect to pay the severance compensation in this Section in a lump sum rather than biweekly during the Severance Period.

2.

If Executive is enrolled in group health, dental and life insurance coverage on Executive’s termination date, a one-time payment equal to the portion of the premiums that UnitedHealth Group subsidizes for employee-only coverage for each of these benefits that Executive is enrolled in. The payment will (a) cover the Severance Period, (b) be determined as of the date of Executive’s termination, and (c) be less tax withholding.

3.	Outplacement services through an outplacement firm selected by, and in an amount determined by, UnitedHealth Group.

D.	Separation Agreement and Release Required. In order to receive any Severance Benefits under this Agreement, Executive must sign a separation agreement and release of claims in a form determined by UnitedHealth Group in its sole discretion.

E.	Definitions.

1.	Change in Control. A “Change in Control” means (a) the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than UnitedHealth Group Incorporated (“UHG”) or any UnitedHealth Group employee benefit plan, of beneficial ownership (as defined in the Exchange Act) of 20% or more of UHG’s common stock or the combined voting power of UHG’s then-outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of UHG’s directors; (b) a change in 50% or more of the directors of UHG in any 12 month period which is not approved by at least three-quarters of the directors in office before the first change occurred; (c) the approval by UHG’s shareholders of a reorganization, merger, consolidation, liquidation or dissolution of UHG or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of UHG, other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of UHG’s directors; (d) the first purchase under any tender offer or exchange offer (other than an offer by UHG) under which shares of UHG common stock are purchased; or (e) a determination in the sole discretion a majority of UHG’s directors that there has been a change of control.

2.	Change in Employment following Change in Control. A “Change in Employment” occurs if, following a Change in Control, without Executive’s consent, UnitedHealth Group (i) changes Executive’s duties materially and adversely, (ii) reduces Executive’s salary or benefits other than in a general reduction affecting a group of employees, (iii) gives Executive 30 days’ written notice that it is terminating this Agreement, but not Executive’s employment, or (iv) moves the geographic location of Executive’s principal duties more than 50 miles. An isolated, insubstantial or inadvertent action by UnitedHealth Group will not constitute a Change in Employment.

Executive may elect to treat a Change in Employment as a termination of Executive’s employment by sending written notice to UnitedHealth Group within 90 days after Executive receives notice or otherwise is definitively informed of the event(s) constituting the Change in Employment. Executive’s written notice must specify the event(s) Executive contends constitute a Change in Employment. An event will not be considered a Change of Employment if Executive fails to timely send the required election notice or if UnitedHealth Group cures the Change in Employment within 30 days after receiving

Executive’s election notice. Executive’s failure to treat a Change in Employment as an employment termination does not preclude Executive from treating a later Change in Employment as an employment termination. The effective date of Executive’s termination based on a Change in Employment will be 30 days after UnitedHealth Group receives Executive’s written election notice.

5.	Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants.

A.	UnitedHealth Group’s Property.

1.	Assignment of Property Rights. Executive must promptly disclose in writing to UnitedHealth Group all inventions, discoveries, processes, procedures, methods and works of authorship, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes or creates, during working hours or on Executive’s own time, during this Agreement’s term (the “Works”). Executive hereby assigns to UnitedHealth Group all Executive’s rights, including copyrights and patent rights, to all Works. Executive must assist UnitedHealth Group as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to an invention for which no UnitedHealth Group equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to UnitedHealth Group’s business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for UnitedHealth Group.

2.	No Removal of Property. Executive may not remove from UnitedHealth Group’s premises any UnitedHealth Group records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of UnitedHealth Group’s business.

3.	Return of Property. Executive must immediately deliver to UnitedHealth Group, upon termination of employment, or at any other time at UnitedHealth Group’s request, all UnitedHealth Group property, including records, documents, data, and equipment, and all copies of any such property, including any records or data Executive prepared during employment.

B.	Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Executive agrees not to disclose or use Confidential Information, either during or after Executive’s employment with UnitedHealth Group, except as necessary to perform Executive’s UnitedHealth Group duties or as UnitedHealth Group may consent in writing. This Agreement does not restrict use or disclosure of publicly available information or information: (i) that Executive obtained from a source other than UnitedHealth Group before becoming employed by UnitedHealth Group; or (ii) that Executive received from a source outside UnitedHealth Group without an obligation of confidentiality.

C.	Non-Disparagement. Executive agrees not to criticize, make any negative comments or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers and agents.

D.	Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive’s employment and UnitedHealth Group’s promises in this Agreement, including providing Executive access to Confidential Information. The restrictive covenants in this Section apply during (i) this Agreement’s term, (ii) the Severance Period or 12 months following termination of employment, whichever is longer, and (iii) any period following this Agreement’s termination or expiration during which Executive remains employed by UnitedHealth Group. Executive agrees that he/she will not, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

1.	Engage in any business with any person or entity who: (a) was a UHG provider or customer within the 12 months before Executive’s employment termination and competes directly with any UHG business (b) with whom Executive had contact to further UnitedHealth Group’s business or for whom Executive performed services or from who Executive received services during Executive’s employment.

2.	Hire, employ, recruit or solicit any UnitedHealth Group employee or consultant.

3.	Induce or influence any UnitedHealth Group employee, consultant, customer or provider to terminate his, her or its employment or other relationship with UnitedHealth Group.

4.	Engage or participate in, or in any way render services or assistance to, any business that is directly competitive, with any UnitedHealth Group product or service that Executive participated in, engaged in, or had Confidential Information regarding, during Executive’s employment. Ownership of less than 2% of the total outstanding stock or securities of a UnitedHealth Group competitor listed on a national securities exchange is not a violation of this Section.

5.	Assist anyone in any of the activities listed above.

UnitedHealth Group may extend the period that the provisions of this Section 5.D are in effect so that the total effective period is up to 24 months following Executive’s termination, if UnitedHealth Group pays, or continues to pay, Executive Severance Benefits under Section 4 during such extension. UnitedHealth Group may make this election and pay Severance Benefits during the extension, even in circumstances where Executive’s termination does not entitle Executive to any Severance Benefits and therefore Executive does not receive any Severance Benefits for the initial effective period of this Section 5.D.

E.

Injunctive Relief. Executive agrees that (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) UnitedHealth Group will suffer immediate and irreparable harm from any such breach, and (c) UnitedHealth Group will be entitled to injunctive relief from a court in addition to any legal remedies UnitedHealth Group may seek in arbitration. If an arbitrator or court determines that Executive has breached any provision of Section 5, Executive agrees to pay to UnitedHealth Group its reasonable costs and attorney’s fees incurred in enforcing that provision.

F.	Survival. This Section 5 will survive this Agreement’s termination.

6.	Miscellaneous.

A.	Assignment. Executive may not assign this Agreement. UnitedHealth Group may assign this Agreement in its sole discretion. Any successor to UnitedHealth Group will be deemed to be UnitedHealth Group under this Agreement.

B.	Notices. All notices under this Agreement must be hand delivered or sent by registered or certified mail, return receipt requested and postage prepaid, to the party’s address below or to the party’s current address at the time of the notice.

UniitedHealth Group:	UnitedHealth Group
Attn: Vice President, Employee Relations
MN008-T850
9900 Bren Road East
Minnetonka, MN 55343

Executive:	Forrest Burke
380 Leaf Street
Orono, MN 55356

C.	Entire Agreement, Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter and may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment-related agreements (including letters and memoranda) between Executive and UnitedHealth Group or its predecessors.

D.	Choice of Law. Minnesota law governs this Agreement.

E.	Waivers. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

E.	Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Agreement is invalid or overbroad, the parties agree that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Agreement should be unaffected.

F.

Dispute Resolution and Remedies. Except for injunctive relief under Section 5.E, any dispute between the parties relating to this Agreement or to Executive’s employment will be resolved by binding arbitration under UnitedHealth Group’s Employment Arbitration

Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement’s terms and must apply applicable law.

United HealthCare Services, Inc.		Executive

By	/s/ L. Robert Dapper	By	/s/ Forrest G. Burke
Its	Senior Vice President, Human Capital

Date	November 2, 2004	Date	October 21, 2004